EXHIBIT 99.1





                                                  March 19, 1998



Mr. Willard V. Harris, Jr.
Chairman of the Board
Fireplace Manufacturers, Inc.
2701 South Harbor Boulevard
Santa Ana, CA  92704

Dear Bill:

         This letter  confirms our proposal  concerning  the  acquisition,  in a
cash-for-stock   merger,   of  Fireplace   Manufacturers,   Inc.,  a  California
corporation (together with its subsidiaries, the "Company").

         1. The Merger. The transaction that we propose contemplates the merger of the Company with a Delaware subsidiary (the "Buyer") to be formed by us (the "Merger") for the purpose of effecting the Merger. In the Merger each share of the Company's common stock, $.01 par value per share (the "Common Stock"), of record will be exchanged for $7.14 per share, provided that the aggregate consideration for all shares of Common Stock shall not exceed $23,750,000A (the "Purchase Price"). The Purchase Price will be reduced by the amount of the Company's indebtedness for borrowed money.

         2. Voting and Option Agreement. An integral component of our proposal is the Buyer's entering into a voting and option agreement (the "Voting and Option Agreement") with the stockholder group consisting of Benjamin C. Harris, Willard V. Harris, Jr., Willard P. Harris, John D. Hornsby and James L. Behrens (the "Controlling Interests"). The Voting and Option Agreement will provide that the Controlling Interests will vote all their shares of Company Common Stock "for" the Merger and "against" any competing transaction. In addition, the Voting and Option Agreement will provide to Buyer an option (the "Option") to acquire the Controlling Interests' holding of Company Common Stock in the event that (a) the Company breaches or terminates the Merger Agreement other than on account of a breach by Buyer, or (b) any of the Controlling Interests breaches or seeks to terminate the Voting and Option Agreement. The Option will terminate automatically if it is not exercised by the later of 120 days after the date of such Voting and Option Agreement and Buyer's receipt of requisite governmental approvals under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and in any event it will terminate if not exercised within 180 days after the date of the Voting and Option Agreement.

--------
A The per share price as stated herein is based on the Company's representation that there are on the date hereof, and will be at the Closing (as defined below), 3,326,775 shares of Common Stock outstanding. Any change in the number of shares of Common Stock outstanding will proportionately change such per share price.


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March 19, 1998
Page 2


         3. Option. For good and valuable consideration, each of the Controlling Interests hereby grants to DESA International, Inc. ("DESA") the unconditional and irrevocable option (the "LOI option") to purchase from him all, but not less than all Company Common Stock beneficially owned by him on the date hereof (the number of shares of which is set forth opposite each of the Controlling Interests' names on the signature pages hereto), as provided below. The purchase price for Company Common stock hereunder shall be the same per share price ($7.14 per share) as set forth in paragraph 1 hereof (subject to adjustment as provided therein). DESA may exercise all but not less than all of the LOI Option at any time on or before 5:00 p.m. (Central time) on April 22, 1998, after which time it shall terminate automatically. To exercise the LOI Option, DESA shall send to the Controlling Interests a written notice (addressed c/o the Company) specifying a place and time for the closing of such purchase. Such closing shall occur not more than thirty (30) days after the date of such notice (which period may be extended by DESA for an additional thirty (30) days if such purchase is subject to the notification requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and requisite approvals thereunder have not been obtained in such initial 30-day period). At the closing, DESA shall pay the Controlling Interests the purchase price specified above for Company Common
Stock purchased hereunder in immediately available funds by wire transfer to bank accounts designated by them. At the closing, each of the Controlling Interests shall deliver to DESA, free and clear of all liens and encumbrances, a certificate or certificates representing all of the shares of Company Common Stock held by him together with stock powers duly executed, with signatures guaranteed. Upon such Closing, the Controlling Interests named in Section 9(j) hereof and DESA shall enter into non-competition agreements against payment of the full amounts provided therefor under Section 9(j) hereof. DESA agrees that it will, if it does exercise the LOI Option, within 180 days after the closing thereof to either commence a tender offer or enter into a merger agreement, subject to reasonable and customary terms and conditions, providing that the remaining Company shareholders will receive therein the same per share price used to purchase Company Common Stock under the LOI Option.

         4. Financing. Our proposal is not subject to any financing contingency.

         5. Agreements. Upon your acceptance of this proposal letter, we are prepared immediately to begin negotiation of definitive transaction documents, including a Merger Agreement and a Voting and Option Agreement, which will provide customary provisions for a transaction of this nature.

         6. Closing. We would expect that the closing ("Closing") of the Merger would occur promptly after satisfaction of all closing conditions, including approval by the Company's stockholders and any required regulatory approvals, such as under the Hart-Scott-Rodino Antitrust Improvements Act, if applicable.


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March 19, 1998
Page 3

         7. Financial Statements; Conduct of Business. Our proposal assumes that the audited financial statements of the Company of March 31, 1997 and the aunaudited interim financial statements of December 31, 1997 have been prepared in accordance with generally accepted accounting principles consistently applied and fairly, fully and accurately present the financial position of the Company at their respective dates and its results of operations for the periods then ended and that since March 31, 1997, the Company has not suffered any material adverse change in its business, properties, assets, results or operations, financial condition, or prospects, and that, except as otherwise disclosed to Buyer in writing, it has conducted its business only in the ordinary course of business, including, without limitation, (i) not granting any executive salary adjustment or bonus other than pursuant to the compensation plans or agreements existing on the date hereof, (ii) maintaining its working capital (including cash required to fund its day-to-day operations) in the ordinary course consistent with past operations, (iii) not selling or disposing of any assets outside of the ordinary course of business consistent with past practice, (iv) not accelerating receivable delaying payables, or liquidating inventory, except in the ordinary course of business consistent with past practice, (v) not issuing or selling any additional shares of its capital stock or any securities convertible into shares of such capital stock, (vi) not splitting, reclassifying, combining or redeeming any shares of such capital stock, and
(vii) not paying any dividends or making any distributions in respect of any shares of any class of such capital stock.

         8. Access to Information. At all times prior to the Closing, Buyer will have reasonable access to the Company's officers and employees and to its books, documents, contracts and all other records.

         9. Conditions. In addition to the matters hereinabove, the consummation of the Merger will be subject to, and where applicable, the Merger Agreement will contain, the following conditions:

                  a. There shall have been no material adverse changes in the business, properties, assets, results of operations, financial condition, or prospects of the Company from March 31, 1997 (except as disclosed in the Company's filings with the Securities and Exchange Commission between that date and the date hereof) through the Closing.

                  b. Prior to the Closing, the Company shall conduct its business in the ordinary and usual course consistent with past practice as outlined in paragraph 7 above, and senior management shall have continued in the employment of the company.

                  c. All of the representations and warranties of the Company in the Merger Agreement shall be true and correct in all material respects at the Closing.



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March 19, 1998
Page 4



                  d. There shall be no pending or threatened litigation or proceeding which seeks to restrain or prohibit the Merger or challenge its legality or which, in the judgement of the Buyer, makes it inadvisable to proceed with the Merger.

                  e. The holders of no more than 10% of the outstanding Common Stock of record shall assert dissenters' appraisal rights under California law in connection with the Merger.

                  f. All required third-party or governmental consents, licenses or approvals shall have been obtained and all necessary filings shall have been made and, where necessary, become effective.

                  g. The Controlling Interests shall have cooperated fully with the Buyer as provided in the Voting and Option Agreement in causing the Company to bring to pass the transactions to which the Company is to be a party as contemplated herein.

                  h. All contractual provisions whereby an obligation of the Company to pay severance to any person may be triggered in whole or in part by a change of control transaction such as the Merger shall be terminated.

                  i. All outstanding options and other securities convertible or exchangeable into Company Common Stock shall have ben canceled.

                  j. Upon Closing or exercise of the LOI Option, Willard V. Harris, Jr., Willard P. Harris and John D. Hornsby shall have entered into three year non-competition agreements with the Buyer, each providing for one-time payments of $1,000,000 at the time of signing, James L. Behrens shall have entered into a three year non-competition agreement with the Buyer providing for a one time, payment of $250,000 at the time of signing, and Willard P. Harris and John D. Hornsby shall have entered into employment agreements with the Company, all such agreements to be in form and substance reasonable satisfactory to the Buyer and to become effective at the closing of the Merger.

         10. Due Diligence. Our proposal is subject to satisfactory completion of business, financial, legal and accounting due diligence, as well as satisfactory completion of "Phase I" environmental reviews. Upon the acceptance of this proposal, we can begin our due diligence immediately.

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March 19, 1998
Page 5


         11. Good Faith. The parties hereto will negotiate in good faith toward agreement as to the terms of the various transactions referred to or contemplated herein. In recognition of the time which will be expended and the expenses which will be incurred by Buyer in connection with the transaction contemplated hereby, the Company and the Controlling Interests agree that until the expiration of this proposal letter, they will not, and will direct their agents and representatives not to, solicit, negotiate or enter into any inquiries, proposals or agreements with respect to any direct or indirect sale, disposition, pledge, encumbrance or redemption of any securities of the Company, the direct or indirect sale or disposition of all or any substantial portion of the assets or business of the Company, or any merger, reorganization, consolidation or recapitalization or other similar transaction involving the Company except as explicitly provided herein. Additionally, the Company and the Controlling Interests will not discuss or disclose either this proposal letter or other confidential information pertaining to the Company (except as may be required by law) with any third party without our prior written approval. The Controlling Interests and the Company will advise such third parties from whom it has previously solicited acquisition bids of the existence of this letter, and as long as this letter is in effect the Company and the Controlling Interests shall cease all further discussions with such parties concerning any of the sort of transactions enumerated above. Finally, until after 5:00 p.m. (Central time) on April 22, 1998, the Company agrees that it will not issue or sell any additional shares of its capital stock.

         12. Publicity. Except as may be required by applicable law, the parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the transactions contemplated hereby and shall endeavor to agree on the text of such release or the making of such public announcement. The foregoing shall not restrict in any way the method and timing of any arty's compliance with securities or other laws applicable to it, even if the same require a unilateral public disclosure of the matters addressed in this letter. Any party making any public disclosure of the matters addressed herein shall give the other parties prompt notice thereof, in advance of public disclosure if practicable and legally permissible.

         13. Expenses. If the transactions contemplated by this letter are not consummated, each of the parties will bear its own expenses for legal, accounting and other professional fees incurred in connection therewith.



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March 19, 1998
Page 6

       14. Duration of Proposal. The proposal set forth in this letter will expire if this letter is not countersigned on behalf of the Controlling Interests and the Company by 5:00 p.m. (Central time) on the fifth business day after the date of this letter, and thereafter, it will terminate if the Merger Agreement is not signed by or on behalf of the Company and the Controlling
Interests, respectively, by 5:00 p.m. (Central time) on April 22, 1998. The provisions of paragraph 13 shall survive any such termination.

         15. Effect of this Letter. Except with respect to the obligations set forth in paragraph 3, 11, 12 and 13, this letter is not intended to be a contract. The parties hereto shall not be legally obligated by any of the terms hereof, other than as set forth in such aforesaid paragraphs, unless and until the Agreement is executed and delivered by all applicable parties. If the Agreement is so executed, the obligations of the parties under this proposal letter shall terminate unless expressly reaffirmed in the Agreement.

         If you have any questions regarding the foregoing proposal, please call me at 502-745- 7877.



                                                     Sincerely,


                                                     /s/ Robert H. Elman
                                                     Robert H. Elman
                                                     Chairman




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March 19, 1998
Page 7


Accepted and agreed:

FIREPLACE MANUFACTURERS INCORPORATED



By /s/ Willard V. Harris, Jr.
    Title:  Chairman of the Board


CONTROLLING INTERESTS:



/s/ Benjamin C. Harris                            259,250
Benjamin C. Harris                     Common Stock Beneficially Owned



/s/ Willard V. Harris, Jr.                        399,780
Willard V. Harris, Jr.                 Common Stock Beneficially Owned



/s/ Willard P. Harris                             416,725
Willard P. Harris                      Common Stock Beneficially Owned



/s/ John D. Hornsby                               480,748
John D. Hornsby                        Common Stock Beneficially Owned



/s/ James L. Behrens                             101,252
James L. Behrens                       Common Stock Beneficially Owned